Exhibit 10.36
THIS MODIFICATION AGREEMENT, dated as of January 8, 2010, by and among
SOVEREIGN BUSINESS CAPITAL, DIVISION OF SOVEREIGN BANK, a federal savings bank and successor by merger to Business Alliance Capital Corp., with a place of business at 214 Carnegie Center, Suite 302, Princeton, New Jersey 08540 (“Bank”)
and
TeamStaff Inc. (“TSI”), a New Jersey corporation with its chief executive office at 1 Executive Drive, Suite 130, Somerset, New Jersey 08873, and
TeamStaff RX, Inc. (“RX”), a Texas corporation with its chief executive office at 1 Executive Drive, Suite 130, Somerset, New Jersey 08873, and
TeamStaff Government Solutions, Inc. (“TGS”), a Georgia corporation with its chief executive office at 1 Executive Drive, Suite 130, Somerset, New Jersey 08873
(TSI, RX and TGS hereinafter collectively the “Borrowers”)
RECITALS
WHEREAS, Bank (then known as Business Alliance Capital Corp. (“BACC”) and Borrowers entered into a certain March 28, 2008 Amended and Restated Loan and Security Agreement (said agreement as amended, modified or extended from time to time, hereinafter the “Loan Agreement”);
WHEREAS, the Loan Agreement sets forth the terms and conditions of a $3,000,000 revolving credit facility extended by Bank to Borrowers;
WHEREAS, each Borrower has guaranteed the obligations of the other Borrowers under the Loan Agreement pursuant to an instrument of written guaranty dated as of March 28, 2008, and entitled “Multi-Entity Guaranty” (said instrument of written guaranty as amended, modified or extended from time to time. hereinafter the “Guaranty”);
WHEREAS, the Term of the Loan Agreement expires on March 31, 2011, unless sooner terminated or extended as more fully set forth in the Loan Agreement;
WHEREAS, Bank is the successor by merger to BACC;
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WHEREAS, Advantage RN, LLC (an Ohio entity) and RX and TSI have entered into a certain Asset Purchase Agreement dated on or about December 28, 2009 (the “Asset Purchase Agreement”) pursuant to which RX and TSI have agreed to sell to Advantage RN, LLC, the following assets of RX (the “Purchased Assets”): substantially all assets used by RX in the operation of its business of providing travel nurse and allied health care professionals for temporary assignments, including, but not limited to (i) office furniture and equipment, (ii) client and customer contracts, (iii) employment agreements with travel nurses and allied healthcare professionals, (iv) any related databases or lists of travel nurses and allied healthcare professionals previously utilized by RX, and (v) those assets described on Exhibit A of the Asset Purchase Agreement — provided, however, the Purchased Assets do not include any RX’ accounts receivables in existence on the date that the sale of the Purchased Assets is completed;
WHEREAS, Borrowers acknowledge that the sale of the Purchased Assets pursuant to the Asset Purchase Agreement (the “Sale of RX’ Assets”) would result in a violation of the following provisions of the Loan Agreement:
(a)
Section 7.1 of the Loan Agreement which prohibits Borrowers from entering into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted;

(b)	Section 7.5 of the Loan Agreement which prohibits Borrowers from making any change in its financial structure or business operations;

(c)	Section 7.14 of the Loan Agreement which prohibits Borrowers from suspending or going out of business;
WHEREAS, Section 7.15 of the Loan Agreement requires that Borrowers’ “Debt Service Coverage Ratio” (as defined in the Loan Agreement) be not less than 1.05 to 1.0 as at the end of any fiscal quarter, but Borrowers’ internally prepared financial statements as at September 30, 2009, indicate that such “Debt Service Coverage Ratio” was less than 1.05 to 1.0, for the rolling twelve-month period ending on said September 30, 2009, thereby resulting in a violation of the “Debt Service Coverage Ratio” covenant of said Section 7.15 of the Loan Agreement (hereinafter the “DSC Default as at 09/30/09”);
WHEREAS, Borrowers have applied to Bank for each of the following:
(1)	Borrowers have applied to Bank for Bank’s consent to the Sale of RX’ Assets; and

(2)	Borrowers have applied to Bank for a waiver of the DSC Default as at 09/30/09 for the test date of September 30, 2009;
WHEREAS, Bank has approved the application of the Borrower, subject, however, to the terms and conditions set forth herein, including without limitation a reduction of the Advance Limit from $3,000,000 to $2,000,000.
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NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto adopt the above recitals and agree as follows:
1. Capitalized terms not defined herein but defined in the Loan Agreement shall have the same meanings ascribed to such terms in the Loan Agreement.
2. (a) Bank hereby gives its consent to the sale of the Purchased Assets. The aforesaid consent granted by Bank hereunder is (i) limited to the sale of the Purchased Assets and only so long as such sale is completed no later than January 15, 2010, and (ii) not be deemed a waiver for any other violation of Section 7.1, Section 7.5 and Section 7.14 of the Loan Agreement for the present or any future period.
(b) All of the Purchased Assets shall be sold free and clear of the liens held by Bank in the Purchased Assets and Bank will file a release of its lien in the Purchased Assets.
(c) Bank will retain its lien on all RX’ accounts receivables in existence on the date that the sale of the Purchased Assets is completed pursuant to the Asset Purchase Agreement.
(d) Bank’s aforesaid consent is (i) limited to only the sale of the Purchased Assets pursuant to the Asset Purchase Agreement and (ii) not a consent for any other transaction involving RX’ assets.
3. Effective upon the sale of the Purchased Assets, the existing Section 2.1 of the Loan Agreement is hereby amended so as to provide as follows (it being intended to reduce the Advance Limit from $3,000,000 to $2,000,000):
2.1 Revolving Advances; Advance Limit. Upon the request of Borrower, made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred, Bank may, in its sole and absolute discretion, make Advances in an amount up to (a) eighty five percent (85%) of the aggregate outstanding amount of Eligible Accounts, plus (b) the lesser of (i) seventy percent (70%) of the aggregate outstanding amount of Future Eligible Unnoticed Government Contract Accounts or (ii) Five Hundred Thousand Dollars ($500,000.00), plus (c) the lesser of (i) seventy percent (70%) of the aggregate outstanding amount of Eligible Unnoticed Government Contract Accounts or (ii) One Hundred Thousand Dollars ($100,000.00), minus (d) the Payroll Reserve Amount in effect from time to time, and further minus (e) the Tax Reserve Amount in effect from time to time; provided, however, that in no event shall the aggregate amount of the outstanding Advances under the Revolving Credit Facility be greater than, at any time, the amount of Two Million Dollars ($2,000,000.00) or such other amount as Bank and Borrower may agree to in writing from time to time (said dollar limit the “Advance Limit”). Borrower may from time to time apply to Bank for an increase in the Advance Limit based upon Borrower’s projection of a need for an increase in the Advance Limit because of additional contracts awarded or anticipated may be awarded to Borrower and/or proposed acquisitions by Borrower and/or other factors, and with Borrower acknowledging that any increase in the Advance Limit shall be in the sole and absolute discretion of Bank and on such terms and conditions as Bank shall require. Bank may create additional reserves against, or reduce its advance percentage based on Eligible Accounts without declaring an Event of Default if it determines, in its good faith discretion, that such reserves or reduction is necessary, including, without limitation, to protect its interest in the Collateral and/or against diminution in the value of any Collateral, and/or to insure the prospect of payment or performance by Borrower of its Obligations to Bank are not impaired.
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4. (a) Bank hereby waives the DSC Default as at 09/30/09 for the test date of September 30, 2009. The aforesaid waiver granted by Bank hereunder is (i) limited to the DSC Default as at 09/30/09 and only for the period and/or date expressly stated above and (ii) not be deemed a waiver for any future period.
(b) Bank’s aforesaid waiver is (i) limited to only the violations specifically set forth above and (ii) not a waiver for any other violation or for any period thereafter.
5. Each Borrower hereby affirms that the Guaranty remains in full force and effect, subject to the terms and conditions set forth therein, and that as of the date hereof, there is no defense, set-off, counterclaim or cause of action as to the Guaranty. Each Borrower hereby affirms that the Guaranty includes the obligations of the Borrower under the Loan Agreement as modified by this Modification Agreement and that said Guaranty remains absolute and unconditional.
6. Nothing herein shall be deemed a waiver of (a) any of Lender’s rights and remedies under the Loan Agreement, the Guaranty or any of the other Loan Documents, (b) any other condition, term or covenant of the Loan Agreement, the Guaranty or any of the other Loan Documents, (c) Lender’s right to enforce the Loan Agreement, the Guaranty or any of the other Loan Documents for any future or other period of time, or (d) Lender’s right to call a default if any Borrower breaches any of the covenants, conditions or terms of the Loan Agreement, the Guaranty and the other Loan Documents.
7. Bank’s aforesaid waiver and consent are conditioned upon Borrower’s payment of a waiver fee of $10,000.
8. Borrower further represents that:
(a) each and every representation heretofore made by Borrower in the Loan Agreement is true and correct as of the date of this Modification Agreement,
(b) no consent or approval of, or exemption by any Person is required to authorize, or is otherwise required in connection with the execution and delivery of this Modification Agreement and the other Loan Documents provided for herein, which has not been obtained and which remains in full force and effect,
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(c) Borrower has the power to execute, deliver and carry out this Modification Agreement and all documents executed in connection herewith, and this Modification Agreement and such other documents are valid, binding and enforceable against Borrower in accordance with their terms,
(d) no material adverse change in the financial condition of Borrower has occurred since the date of the most recent financial statements of Borrower submitted to Bank, and the information contained in said statements and reports is true and correctly reflects the financial condition of Borrower as of the dates of the statements and reports, and such statements and reports have been prepared in accordance with GAAP and do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading, and
(e) no default or Event of Default exists under the Loan Agreement.
9. Borrowers hereby confirm the security interests and liens granted by Borrowers to Bank in and to the Collateral in accordance with the Loan Agreement and other Loan Documents as security for its Obligations to Bank. Borrowers hereby authorize Bank to file such financing statements as Bank deems necessary to perfect and maintain perfected its security interest in the Collateral, which may, subject to Paragraph 2 above, contain an “all asset” or “all property” description of the Collateral.
10. Each Borrower represents and warrants to Bank, and acknowledges that it does not have any claim or offset against, or defense or counterclaim to, Bank, the Loan Agreement or any other Loan Documents, the indebtedness evidenced by the Loan Documents, or the liens securing any Obligations, including, without limitation, any defense or offset resulting from or arising out of breach of contract or duty, the amount of interest charges, collected, or received on any Note, or breach of any commitment or promise of any type.
11. Borrowers waive, release and discharge any and all claims or causes of action of any kind whatsoever, whether at law or in equity, arising on or prior to the date hereof, which Borrowers may have against Lender, its predecessors and successors and assigns, agents, employees and counsel, in connection with the Credit Facility, the Loan Agreement, the Guaranty and the other Loan Documents. The waivers and releases made herein include the waiver of any damages which may have been or may in the future be caused to any Borrower, any such Borrower’s respective properties or business prospects because of the actions waived and released and the agreements made herein, including without limitation, any actual or implicit, direct or indirect, incidental or consequential damages suffered by any Borrower therefrom, including but not limited to (i) lost profits, (ii) loss of business opportunity, (iii) increased financing costs, (iv) increased legal and other administrative fees and (v) damages to business reputation.
12. Each Borrower hereby ratifies and reaffirms its obligations under the Loan Agreement, the Guaranty and the other Loan Documents and agrees to be bound, without defense, setoff, recoupment or counterclaim of any kind whatsoever, by all of the terms and conditions contained therein, which terms and conditions remain in full force and effect except as expressly modified hereby.
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13. Each Borrower will continue to comply with all other terms and conditions now set forth in the Loan Agreement, the Guaranty and the other Loan Documents (including, without limitation, principal and interest payments due on the Credit Facility) and all other terms and conditions now set forth in the Loan Documents.
14. This Modification Agreement shall be construed and enforced in accordance with the terms of the laws of the State of New Jersey. If any provision of this Modification Agreement is not enforceable, the remaining provisions hereof shall be enforced in accordance with their terms.
15. Borrower agrees to pay any and all expenses, including reasonable counsel fees, including allocated fees of in-house counsel, and disbursements, incurred by Bank in connection with the preparation and execution of this Modification Agreement and all other documents executed in connection herewith.
16. (a) This Modification Agreement is intended to supplement and modify the Loan Agreement, as heretofore amended or modified, and the rights and obligations of the parties under the Loan Agreement shall not in any way be vacated, modified or terminated except as herein provided.
(b) Borrowers’ promissory note dated March 28, 2008, and entitled “Amended and Restated Revolving Credit Master Promissory Note” (the “2008 Revolving Note”) shall be restated and amended by Borrowers’ promissory note dated on or about even date herewith in the face amount of $2,000,000 and entitled “Amended and Restated Revolving Credit Master Promissory Note” (as amended, modified or extended from time to time, the “2010 Revolving Note”). The 2010 Revolving Note shall replace and substitute for the 2008 Revolving Note. It is intended that the 2010 Revolving Note restate, amend, substitute for, and replace in its entirety the 2008 Revolving Note and shall evidence Borrower’s obligation to repay Advances made by Bank under the Loan Agreement and be a “Note” as such term is defined in the Loan Agreement. The 2010 Revolving Note does not represent in any way new indebtedness or satisfaction of the indebtedness evidenced by the 2008 Revolving Note. It is the intention of Borrower that the 2010 Revolving Note shall not constitute a novation of any debt outstanding on the 2008 Revolving Note
(c) All terms and conditions contained in each and every other agreement or promissory note or other evidence of indebtedness of Borrower to Bank are incorporated herein by reference.
(d) If there is a conflict between any of the provisions heretofore entered into and the provisions of this Modification Agreement, then the provisions of this Modification Agreement shall govern.
(e) By entering into this Modification Agreement Bank is not waiving any Event of Default (except as set forth in Paragraph 4(a) above), if any so exists, or any of its rights and remedies as a consequence thereof.
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17. This Modification Agreement shall be construed in accordance with the substantive laws of the State of New Jersey without regard to conflict of laws.
18. This Modification Agreement may be executed and delivered in counterparts and by facsimile or other electronic delivery means, with each such counterpart and facsimile or other electronic delivery means constituting a valid, effective and enforceable agreement.
THIS IS THE LAST PAGE OF THIS DOCUMENT.
THE NEXT PAGE IS THE SIGNATURE PAGE.
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IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be executed and delivered as of the day and year first above written.

TeamStaff Inc.
By:	/s/ Cheryl Presuto
Cheryl Presuto, Chief Financial Officer

TeamStaff RX, Inc.
By:	/s/ Cheryl Presuto
Cheryl Presuto, Chief Financial Officer

TeamStaff Government Solutions, Inc.
By:	/s/ Cheryl Presuto
Cheryl Presuto, Chief Financial Officer

SOVEREIGN BUSINESS CAPITAL DIVISION OF SOVEREIGN BANK
By:	/s/ Beatriz H. Freire
Beatriz H. Freire, Senior Vice President

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